Exhibit 23.4

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the use in this Amendment No. 3 to the Registration Statement on Form S-4 of our report dated April 25, 2003 relating to the financial statements of New Haven Savings Bank, which appears in such Registration Statement. We also consent to the reference to us under headings “Experts” and “Selected Financial Data” in such Registration Statements.

/s/    PricewaterhouseCoopers LLP

Hartford, CT

January 29, 2004